Exhibit 5.1


January 2, 2006


InfoSearch Media, Inc.
4086 Del Rey Avenue
Marina Del Rey, CA 90292

Re:    Registration Statement on Form SB-2
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Ladies and Gentlemen:

We have examined the Registration Statement on Form SB-2 originally filed by InfoSearch Media, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") on December 7, 2005 as thereafter amended or supplemented (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 12,539,061 shares of the Company's Common Stock of certain stockholders of the Company (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale of the Shares.

It is our opinion that the Shares are legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the said Registration Statement, and further consent to the use of our name wherever appearing in said Registration Statement, including the prospectus constituting a part thereof, and in any amendment or supplement thereto.

                                         Very truly yours,

                                         /s/ Gunderson Dettmer Stough
                                         Villeneuve Franklin & Hachigian, LLP
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                                         GUNDERSON DETTMER STOUGH
                                         VILLENEUVE FRANKLIN & HACHIGIAN, LLP